Exhibit 99.15

                         CHOICE ONE COMMUNICATIONS INC.
                          STOCK OPTION EXCHANGE PROGRAM

                           Revised Questions & Answers
                                January 10, 2003

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This information is a selected summary of the information contained in the Offer to Exchange sent to you on December 23, 2002, as well as Supplement No. 1 to the Offer to Exchange sent to you by e-mail on December 31, 2002, and the additional materials referred to in the Offer to Exchange, as amended, including the Company's filings with the Securities and Exchange Commission. You should read the Offer to Exchange, as amended, and the additional information completely.
You may obtain additional copies of this information without charge by contacting the Company: Lisa Schnorr, Director Corporate Communications and Investor Relations, Choice One Communications Inc., 100 Chestnut Street, Suite 600, Rochester, New York 14604 (telephone: (585) 530-2965; facsimile: (585) 530-2739) or from the SEC at their website: www.sec.gov. Please direct any questions to your Regional Human Resources Manager at (585) 246-4231.

This Revised Questions & Answers replaces completely the Question and Answer document posted on the company's intranet on December 4, 2002.

1.  What is a Stock Option Exchange Program?

Each Eligible Colleague has one or more stock options - rights to buy Choice One stock from the Company in the future at the exercise price (sometimes called strike price) set out in the option materials you have previously received.

A stock option exchange program is an offer by a company to option holders (in our case, colleagues) to exchange existing stock options for new ones. As described below, our Stock Option Exchange Program permits Eligible Colleagues to exchange their Current Options for New Options.

2.  Why is Choice One offering this Stock Option Exchange Program?

Choice One strongly believes that our colleagues play a central role in our success as a Company. To that end, Choice One has made a long standing commitment to provide financial incentives for colleagues who help create and build value for the Company. This program reinforces the Company's commitment to the ownership principle by recognizing colleagues' continued efforts to build our business, while also recognizing the current market reality as it relates to stock valuations.

3.  Who is eligible to participate?

You must be continually employed by Choice One throughout the election period and until the grant date. That means any colleague who leaves the Company prior to the grant date is ineligible to participate in the Stock Option Exchange Program.

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The election period began on December 19, 2002 and ends at 12:00 midnight on
January 21, 2003 unless the Expiration Date is extended. The Replacement Grant Date for the New Options is scheduled to be January 21, 2003 or, if the Expiration Date is extended, that later date.

4.  Are all stock options eligible for the Stock Option Exchange Program?

Only stock options granted before January 2, 2002 are eligible for the Stock Option Exchange Program. Performance based options granted on January 1, 2002 are not eligible for the Stock Option Exchange Program.

5.  Do I have a choice whether to participate in the Stock Option Exchange
    Program?

Yes. This program is completely voluntary.

6.  How long does the election period last?

The election period began on December 19, 2002 and expires at 12:00 midnight on January 21, 2003, unless extended. The Company reserves the right to extend the election period.

7.  How many New Options will I receive in the exchange?

The number of New Options will vary depending on the exercise price of your Current Options which you choose to exchange according to the following exchange ratios:

-------------------------------------     --------------------------------------
For Current Options                       Number of New Options to be
with Exercise Prices:                     granted as a percent of shares covered
                                          by exchanged Current Options:
------------------------------------      --------------------------------------
$4.00 and under                           80%
-------------------------------------     --------------------------------------
$4.01 to $8.00                            65%
-------------------------------------     --------------------------------------
$8.01 to $20.00                           40%
-------------------------------------     --------------------------------------
Over $20.00                               25%
-------------------------------------     --------------------------------------


For example, for an exchange by an Eligible Colleague of a Current Option for 100 shares with an exercise price of $3.99, the Eligible Colleague will receive a New Option for 80 shares with an exercise price equal to the fair market value of our common stock determined by the last sale price on the OTC Bulletin Board (or, in the absence of any

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trades, the average of the best bid and the best ask)
at the 4:00 p.m. stock market close on the Replacement Grant Date.


8.  When will the New Options vest?

     - The percentage of the New Options that will be vested will be the same as the percentage of the exchanged Current Options that are vested as of the Replacement Grant Date.

     - The remaining New Options will be unvested and the remaining vesting schedule will be extended by one year from the original Current Option grant date.

     For example, if you exchange Current Options that are one-quarter vested on the Replacement Grant Date, your New Options will be one-quarter vested on that date (although the number of New Options granted will be smaller than the number of Current Options due to the application of the exchange ratio). The remaining unvested portion of your New Options (three-quarters) will vest over the next four years (vesting schedule of the cancelled Current Options plus one year) on the same anniversary date as the cancelled Current Options.


9.  When will the New Options be granted?

The Offer to Exchange expires at 12:00 midnight on January 21, 2003, unless extended, and the New Options will be granted at that time (the Replacement Grant Date). The Company reserves the right to extend the Expiration Date.


10.  What will be the exercise price of the New Options?

We cannot determine the exercise price of the New Options prior to the Replacement Grant Date. The exercise price of the New Options will be the fair market value of Choice One common stock determined by the last sale price on the OTC Bulletin Board (or, in the absence of any trades, the average of the best bid and the best ask) at the 4:00 p.m. stock market close on the Replacement Grant Date.


11.  Can I cancel some but not all of my Current Options?

If you wish to participate in the Stock Option Exchange Program, you do not need to exchange all eligible Current Options that you hold. However, you must exchange all options granted to you on a particular grant date.

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Example:

Assume you received three separate stock option grants and you want to exchange two of the three grants. The three option grants were:
      - (a) 4/1/2000 - 300 options at $35.50 - (b) 9/1/2000 - 150 options at
      $16.00 - (c) 1/1/2002 - 200 options at $ 3.50

You may choose to exchange "a" and "b" but decide not to exchange "c". Or, you may choose to exchange "b" and "c" but not to exchange "a". However, you cannot exchange a portion of "a" or a portion of "b" or a portion of "c".


12.  Why don't I get the same number of options I trade in?

The exchange ratios are based on a commonly accepted valuation model. This method reflects the potential that New Options may have a lower exercise price and therefore potentially be more valuable than Current Options.


13.  Does the expiration date of any of my options change if I exchange them?

No, the expiration dates of the New Options will be the same as the exchanged Current Options.


14. If I elect to participate in the Stock Option Exchange Program, can I change my mind later?

If you choose to withdraw your election, you must submit a Withdrawal of Election Form for the Current Options that you had elected to exchange and wish to withdraw from the Offer. You may do so by submitting a properly signed and dated Withdrawal of Election Form before the Expiration Date (12:00 midnight on January 21, 2003, unless extended). Write on the Withdrawal of Election Form those grants of Current Options you wish to withdraw from the stock option exchange program. If no grants are specified on the Withdrawal of Election Form, it will be treated as a request to withdraw all Current Options previously tendered for exchange.

You may re-elect to exchange your Current Options after you have submitted a Withdrawal of Election Form. You may thereafter elect to participate with respect to any Current Option grant, or withdraw any other Current Option grant which you had elected to exchange, by submitting a properly signed and dated Election Letter and signed and dated Personalized Election Form with your initials next to each grant of Current Options which you wish to exchange, in accordance with the instructions prior to the Expiration Date.

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15.  Do I need to do anything if I don't want to participate in the Exchange
     Program?

No. Your Current Options will remain in effect under the existing terms and conditions of those option grants.


16.  Do I need to find my original certificates to participate?

No. If you elect to participate, your Current Options will be automatically canceled.


17. How do I find out the current price of the Company's common stock on the OTC Bulletin Board?

You may obtain market quotes for our common stock by: (i) opening your internet browser, (ii) going to the OTC Bulletin Board website: www.otcbb.com, (iii) typing the Choice One stock symbol "CWON" in the box in the upper left hand portion of your screen, and (iv) clicking on the button labeled "Bullet Quote.".

The exercise price of the New Options will be the fair market value of Choice One common stock determined by the last sale price on the OTC Bulletin Board (or, in the absence of any trades, the average of the best bid and the best ask) at the 4:00 p.m. stock market close on the Replacement Grant Date.


18. What happens if I participate by exchanging my Current Options, but I leave before the New Options are issued?

If your employment with Choice One is terminated by you or by Choice One voluntarily, involuntarily, for any reason or no reason, before your New Options are granted, your tender of your Current Options will be terminated and you will not have any right to the grant of New Options that would have been issued on the Replacement Grant Date. Therefore, if you elect to participate and you are not an active colleague of Choice One from the date of this Offer through the Replacement Grant Date, you will not receive any New Options and your Current Options remain in effect in accordance with their terms.


19. Does the Company recommend that colleagues participate in the Stock Option Exchange Program?

Participation in the program is strictly voluntary and is up to each individual colleague. The Company cannot make a recommendation as to whether a particular colleague should participate in the Stock Option Exchange Program.


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20.  Where can I get more information about the Stock Option Exchange
       Program?

You should read completely the documents provided to you, including the Offer to Exchange, dated December 19, 2002, and Supplement No. 1, dated December 31, 2002, and the other documents referred to therein.

If you have questions regarding the Stock Option Exchange Program, please contact your Human Resources Manager. If you have questions regarding your Current Options, please contact Merrill Lynch at 1-800-MERRILL or www.benefits.ml.com.

Further Information

You may obtain additional information described in the Offer to Exchange under the heading "The Offer: 16. Additional Information" and as described at the beginning of this document.